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Exhibit 2.9

[on the headed notepaper of National Westminster Bank Plc]

FORM OF WAIVER LETTER

To:	WATERFORD WEDGWOOD PLC (the Company) and each of the other Obligors (as defined in the Agreement referred to below)
From:	National Westminster Bank Plc (acting with the approval of the Majority Banks) as Agent

        30th September, 2003

Dear Sirs,

Re: Waterford Wedgwood Plc Euro, U.S. Dollars and Sterling Revolving Credit Facility dated 29th November, 1999, as amended and restated under the Amendment and Restatement Agreement dated 4th March, 2002, (the Agreement)

        We refer to the Agreement and the Waiver Letter (as defined below). Terms defined in the Agreement and the Waiver Letter shall have the same meaning when used in this letter, save where expressly defined otherwise.

1.     Waiver of certain rights

        By a letter dated 23rd May, 2003, the Company requested the Banks to waive certain of their rights under the Finance Documents arising (or which may have arisen) as a result of the Company failing to comply with the requirements of the financial covenants outlined in Clause 17.16(d) (Financial Covenants) of the Agreement as tested as at, or for the period to, 30th June, 2003 (the Financial Covenant Defaults).

        By a letter dated 3rd June, 2003 (the Waiver Letter), we confirmed, as Agent (acting with the approval of the Majority Banks), that the Majority Banks had agreed subject to the terms and conditions of the Waiver Letter, not to exercise their rights under Clause 18.19 (Acceleration) of the Agreement which would otherwise have arisen as a result of any Default under Clause 18.3 (Breach of other obligations) of the Agreement which is constituted by a Financial Covenant Default. This agreement came into effect on the Effective Date (as defined in the Waiver Letter). The Company has now requested that the Banks waive any breach of the Financial Covenant Defaults which may have arisen or shall arise (but for the waiver) at anytime provided that this waiver shall expire on 28th November, 2003 (the First Waiver).

        Paragraph 2(h) of the Waiver Letter stipulates that it will be an Event of Default under Clause 18.3(b) (Breach of other obligations) of the Agreement if a refinancing of the Facilities satisfactory to the Banks is not put in place by 30th September, 2003. The Company has now requested that the Banks extend the date under paragraph 2(h) of the Waiver Letter to 28th November, 2003 (the Second Waiver).

2.     Conditions

        The Banks agree to the First Waiver and the Second Waiver (together the Waivers), but subject to the following terms and conditions. This agreement comes into effect on the Effective Date (as defined in paragraph 3 below).

        Failure by the Company or any of its Subsidiaries to comply with any of the following terms and conditions will terminate the Waivers and be an Event of Default under Clause 18.3(b) (Breach of other obligations) of the Agreement.

        The Company acknowledges and agrees to these terms and conditions and undertakes to perform its obligations as set out below:

  (a)
  The Finance Parties reserve all their rights in respect of any Default (whether in existence at the date hereof or arising thereafter and whether or not known to any Finance Party), except to the extent such rights are expressly varied by this letter.

  (b)
  The applicable Margin for the purposes of Clause 8.1 (Interest Rate) of the Agreement shall be increased to 2.25 per cent. per annum on and from the Effective Date. This increase in Margin will apply to the interest calculation on all Loans outstanding on the Effective Date (on and from that date) and any Loans drawn down after the Effective Date.

  (c)
  The Company shall provide to KPMG LLP (KPMG) a short-term (thirteen week) cash forecast for the Group on a fortnightly basis on and from 6th October, 2003. KPMG will be instructed (once budgets for the costs of KPMG have been agreed) to provide the Agent with an overview of each forecast.

  (d)
  The Company recognises the need to reduce stock and shall implement a stock reduction programme in respect of the Group

  (e)
  The Company shall defer the payment of capital expenditure (except for capital expenditure relating to maintenance) that is uncommitted as at the Effective Date and shall restrict, so far as practicable, discretionary expenditure.

  (f)
  The Agent and the Banks wish to be able to monitor the usage of the US non-recourse receivables factoring facility provided to All Clad Holdings Inc and Waterford Wedgwood USA Inc (the CIT Facilities). The Company shall provide to the Agent and KPMG on a fortnightly basis a summary of amounts drawn and outstanding under the CIT Facilities. The Company shall ensure that the maximum potential liability for members of the Group under the CIT Facilities is, in aggregate (and measured without netting), not increased above US$30,000,000.

  (g)
  The Company shall actively pursue and shall not withdraw from discussions with respect to the proposed high yield bond issue and other capital markets issue to be made by the Company in respect of an aggregate amount currently expected to be (within the parameters discussed) not less than €190,000,000 (the Capital Markets Issues) with a view to a completion of the Capital Markets Issues by 29th October, 2003 (or such other date as is agreed between the Company and the Agent (acting reasonably and taking into account the assumptions used in setting the current timetable to complete on 29th October 2003)). The Company shall, or shall procure that its advisers with respect to the Capital Markets Issues will, provide a weekly report to the Agent with respect to the progress of the Capital Markets Issues (as appropriate) on and from the Effective Date. If, in the opinion of the Agent (acting reasonably), either or both Capital Markets Issues will not be completed in the aggregate amount mentioned above by 29th October, 2003 (or such later date as shall be agreed on the basis mentioned above), then the Waivers may be terminated by the Majority Banks.

  (i)
  The Company shall provide the Agent with consolidated monthly management accounts for the Group within 30 days of the end of the month to which they relate.

  (j)
  The Company shall provide the Agent with any sales numbers or any other financial data provided to any party involved in the high yield bond at the same time that it provides the information to those parties.

  (k)
  The Company shall not declare or pay an interim dividend to its shareholders for the financial year ending 31st March, 2004 without the prior consent of the Majority Banks.

  (l)
  The Company will enter into negotiations with the Banks (who will negotiate in good faith) with a view to the completion of the proposed refinancing substantially on the basis of a term sheet delivered to the Banks at a meeting of the Banks held on 24th September, 2003. In particular, the Company will use its best endeavours to conclude the refinancing by 28th November, 2003. The Waivers will terminate and it will be an Event of Default under Clause 18.3(b) (Breach of other obligations) of the Agreement if the refinancing of the Facilities satisfactory to the Banks is not completed by 28th November, 2003.

  (m)
  With effect from the Effective Date, the Company shall not, and shall procure that no other member of the Group will, incur any Financial Indebtedness not existing at the Effective Date, without the prior written consent of the Majority Banks.

The above will not apply to:

  (1)
  Financial Indebtedness owing by one member of the Group to another;

  (2)
  the borrowing of any undrawn headroom under any facilities or agreements under which Financial Indebtedness may be incurred, but only to the level of available facilities as at the Effective Date;

  (3)
  the high yield bond mentioned in paragraph (g) above.

  (4)
  any other Financial Indebtedness which in aggregate does not exceed euro 1,000,000 (or its equivalent in any other currency); and

  (n)
  The Company will procure that no member of the Group will provide any cash or other assets to Rosenthal AG or its Subsidiaries, other than for normal trading purposes through trade receivables and accounts payable. The Company will consult with the Banks of any proposed amendment or waiver in relation to any of the Rosenthal Facilities. The Waivers will terminate and it will be an Event of Default under Clause 18 (Events of Default) of the Agreement if the commitments which may be borrowed under the Rosenthal Facilities are reduced, other than through scheduled amortisation, for whatever reason, from the levels available to Rosenthal AG and its Subsidiaries as at the Effective Date.

  (o)
  The Company confirms that no guarantees, indemnities or similar assurance against financial loss given with respect to any Financial Indebtedness of Rosenthal AG or any of its subsidiaries (Rosenthal Guarantee) (other than the letter of comfort provided by the Company dated 31st July, 2001) have been given by any member of the Group and undertakes that it shall not, and will procure that its Subsidiaries will not, provide a Rosenthal Guarantee.

  (p)
  The Banks will require security ((i) to the extent legally possible, (ii) (if required), with the consent of the holders of the US Private Placement and the providers of the Bilateral Facilities (as defined below), and (iii) to the extent, in the opinion of the Agent (acting reasonably), reasonably practicable and not uneconomic given the value of the security and the cost of obtaining it to be granted by certain members of the Group), to be shared (subject as mentioned below) between the Banks under the Agreement and (if required by them), the beneficiaries under the US Private Placement and bilateral lenders as providers of certain bilateral facilities to certain members of the Group (not including the providers of facilities to Rosenthal AG) (the Bilateral Facilities). This security will include, amongst others, first priority security (being fixed charges where appropriate) over all of the assets of the Guarantors (excluding the shares owned by Waterford Wedgwood GmbH in Rosenthal AG) and pledges over the entire issued share capital of each of the Guarantors (other than the Company).

    The Company undertakes to begin the process of providing the security required under this paragraph immediately following the Effective Date and actively to co-operate with the Banks and their legal advisers to complete the process of taking the security as soon as reasonably practicable.

The Waivers are given on the basis that:

  1.
  the banks currently lending to Rosenthal AG (the Rosenthal Banks) do not have the benefit of any negative pledge covenant restricting the creation of security by any member of the

    Group, other than security over the assets of Rosenthal AG itself and shares in its capital (and the Company confirms this); and

  2.
  no security will be shared with the Rosenthal Banks by the Finance Parties and no security will be created over the assets of any member of the Group in favour of the Rosenthal Banks.

  (q)
  any Make-Whole Amount to be paid to the holders of the US Private Placement as a result of the pre-payment of Notes from the proceeds of the high yield bond mentioned in paragraph (g) above shall not be paid from the proceeds of borrowings under the Agreement or the Bilateral Facilities. Nor shall the Make-Whole Amount be paid from the proceeds of the Capital Markets Issues unless an amount in excess EUR190,000,000 is raised by the Capital Markets Issues in aggregate, in which case the Make-Whole Amount may be paid from that excess. Otherwise it must be paid from the proceeds of funding provided by a source external to the Group or deferred until after 30th October, 2006 (the Final Maturity Date).

  (r)
  The Company shall provide, or procure that the Obligors provide, to the Agent the following documents and evidence in form and substance satisfactory to it (acting reasonably) within 10 Business Days of the Effective Date:

  (i)
  a copy of a resolution of the board of directors of the Company and each Obligor (other than the Company) approving the terms of, and the transactions contemplated by this letter, resolving that it execute this letter or ratifying the execution of this letter and authorising a specified person or persons to execute this letter on its behalf or ratifying their execution;

  (ii)
  in respect of Waterford Wedgwood Japan Limited, a copy of a resolution of the general meeting of shareholders approving the terms of, and the transactions contemplated by this letter, resolving that it execute this letter or ratifying the execution of this letter and authorising a specified person or persons to execute this letter on its behalf or ratifying their execution;

  (iii)
  evidence that the noteholders under the U.S. Private Placement have waived any breaches of the conditions of the notes under the U.S. Private Placement until at least 28th November, 2003;

  (iv)
  evidence in form and substance satisfactory to the Agent that the providers of the Rosenthal Facilities have agreed to extend the Rosenthal Facilities until 28th | November, 2003; and

  (v)
  all documents required by Part III of Schedule 2 to the Agreement in a form and substance satisfactory to the Agent to ensure that Waterford Wedgwood Holdings Inc and Waterford Wedgwood Inc become Additional Guarantors under, and in accordance with, the Agreement.

3.     Effective Date

        This letter, and all of the obligations contained within, will take effect from the date on which the Agent receives a copy of this letter duly executed by the Company and each other Obligor (the Effective Date). If the Effective Date has not occurred by the close of business in London on 3rd October, 2003, this letter shall cease to have any effect.

4.     Representation

        The Company represents and warrants that the opinions, projections and forecasts in the budget of the Company for the financial year commencing on 1st April, 2003, which was delivered to the Banks with the Company's presentations on 24th September, 2003 and previously reviewed by KPMG in their report dated 19th September, 2003 and the assumptions on which that budget was based, were arrived at after due and careful consideration and enquiry and genuinely represented its views.

5.     Miscellaneous

        Each Obligor enters into this letter on its own behalf.

        Each Obligor makes the representations in Clauses 16.2 (Status) and 16.5 (Non-conflict) of the Agreement on the Effective Date and makes the representations contained in Clauses 16.3 (Powers and authority), 16.4 (Legal validity) and 16.7 (Authorisations) of the Agreement on the date on which their obligations under paragraph 2(q)(i) and (ii) above (as appropriate) have been satisfied (on the basis that for this purpose references in those Clauses to the Agreement or the Finance Documents shall be construed as references to this letter).

        Save as expressly provided for in this letter, this letter is not a waiver or amendment of any term of the Finance Documents and the Finance Documents remain in full force and effect.

        Each Obligor confirms its acknowledgement and agreement to the above terms and conditions and its consent to the entry into of this letter by the Company. Each Obligor confirms that each of the Agreement and the other Finance Documents (as amended from time to time including pursuant the above terms and conditions) and its obligations thereunder remain in full force and effect.

        This letter may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

        This letter is designated a Finance Document and may be signed in any number of counterparts.

        This letter is governed by English law.

        Please confirm your acceptance of the terms of this letter, by countersigning it and returning it to Bob Ottewill at the Agency Group at National Westminster Bank Plc (fax number: +44 20 7375 5143) with copies to Louise Molloy at Bank of Ireland (fax number: +353 1 604 3079) and to David Murray at Allen & Overy London (fax number: +44 20 7330 9999).

Yours faithfully,

..............................................................................................
For
 National Westminster Bank Plc
In its capacity as Agent (acting with the approval of the Majority Banks)

We agree to the above terms and conditions:

For
 Waterford Wedgwood Plc

For
 Waterford Wedgwood U.K. Plc

For
 All-Clad Holdings Inc.

For
 Waterford Wedgwood GmbH

For
 Josiah Wedgwood & Sons Limited

For
 Statum Limited

For
 Waterford Wedgwood Retail Limited

For
 Wedgwood Limited

For
 Waterford Crystal Limited

For
 Waterford Crystal (Manufacturing) Limited

For
 Waterford Wedgwood Japan Limited

For
 Waterford Wedgwood USA Inc.

For
 WW Inc.

For
 Waterford Wedgwood Finance Inc.

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  Exhibit 2.9
FORM OF WAIVER LETTER